EXHIBIT 11
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                 DBA Systems, Inc. and Subsidiaries

                COMPUTATION OF EARNINGS PER SHARE
          (In Thousands, Except Per Share Information)


                                       		Year Ended June 30,
	                                          1996	1995	1994

Net income (A)		                                     $1,161  $1,502  $  837
Interest on convertible debentures-net of tax effect
Amortization of registration costs incurred in the
issuance of convertible debentures net of tax effect
Adjusted net income (B)		                            $1,161	  $1,502	$  837

Weighted average shares outstanding                 		4,447	   4,385	 4,130
Incremental shares-stock options		                       46	      75	    80
Subtotal   (C)		                                      4,493	   4,460	 4,210
Incremental shares-stock options			                               20
Assumed conversion of convertible debentures
Total (D)		                                           4,493	   4,480	 4,210

Primary earnings per share:
Net Income (A/C) 		                                    $.26	    $.34	  $.20

Fully diluted earnings per share:
Net income (B/D)		                                     $.26	    $.34	  $.20

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